Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedules of PartnerRe Ltd. and subsidiaries and the effectiveness of PartnerRe Ltd.’s internal control over financial reporting dated February 27, 2009, appearing in the Annual Report on Form 10-K of PartnerRe Ltd. and subsidiaries for the year ended December 31, 2008.

/s/ Deloitte & Touche
Hamilton, Bermuda
December 2, 2009